Exhibit 99.1

Daniel Cancelmi Named Tenet’s New Chief Financial Officer

DALLAS — September 10, 2012 — Tenet Healthcare Corporation (NYSE: THC) today announced that Daniel J. Cancelmi has been appointed chief financial officer.  Cancelmi has served as the principal accounting officer of Tenet since 2007.  Cancelmi reports to Trevor Fetter, Tenet’s president and chief executive officer.

“Dan Cancelmi has succeeded in every assignment he has led for Tenet.  His knowledge of our business, proven ability to partner with our operators, and his commitment to integrity in financial reporting and accounting control systems exemplify our values,” said Trevor Fetter, president and chief executive officer.  “Having started his tenure with our hospitals more than 17 years ago, Dan knows our business from the bottom up.  His expansive knowledge of health care and track record of driving superior financial performance will be invaluable in his new role as the company’s chief financial officer.”

Cancelmi, 49, has held several finance positions involving increasingly broader responsibility for hospital financial operations, company-wide accounting practices and policies, SEC financial reporting and governmental reimbursement from Medicare and Medicaid programs.  Cancelmi began his career at Tenet serving as the chief financial officer of Hahnemann University Hospital.  In 2004 he was named controller at Tenet.  He was appointed principal accounting officer in 2007 and promoted to senior vice president in 2009.  Prior to his tenure at Tenet, Cancelmi held various positions at PricewaterhouseCoopers, including in the firm’s National Accounting and SEC office in New York City.

Cancelmi is a Certified Public Accountant who holds a Bachelor of Science degree in accounting from Duquesne University in Pittsburgh.  He is also a member of the American Institute of Certified Public Accountants.

Tenet Healthcare Corporation, a leading health care services company, through its subsidiaries operates 49 hospitals, over 100 free-standing outpatient centers and Conifer Health Solutions, a leader in business process solutions for health care providers serving nearly 400 hospital and health care entities nationwide.  Tenet’s hospitals and related health care facilities are committed to providing high quality care to patients in the communities they serve.  For more information, please visit www.tenethealth.com.

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Media: Rick Black (469) 893-2647	Investors: Thomas Rice (469) 893-2522
Rick.Black@tenethealth.com	Thomas.Rice@tenethealth.com

This document contains “forward-looking statements” — that is, statements that relate to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include the factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2011, our quarterly reports on Form 10-Q, periodic reports on Form 8-K and other filings with the Securities and Exchange Commission. The information contained in this release is as of the date hereof. The Company assumes no obligation to update forward-looking statements contained in this release as a result of new information or future events or developments.

Tenet uses its company website to provide important information to investors about the company including the posting of important announcements regarding financial performance and corporate developments.

[NOTE TO EDITORS: A digital photograph of Dan Cancelmi is available by email on request. Please call Tenet’s Corporate Communications department at (469) 893-2640.]